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                                                                    EXHIBIT 5.1

PITNEY, HARDIN, KIPP & SZUCH
MAIL P.O. BOX 1945
MORRISTOWN, NEW JERSEY  07962-1945

January 30, 1997
Base Ten Systems, Inc.
One Electronics Drive
Trenton, New Jersey  08619

We have acted as counsel to Base Ten Systems, Inc. (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act") of 754,000 shares of Class A Common Stock of the Company (the "Shares") pursuant to the Company's Amended Discretionary Deferred Compensation Plan (the "Plan"), the 1995 Incentive Stock Option Plan (the "Incentive Plan") and the Base Ten Stock Option Plan (the "Option Plan").

We have examined the Registration Statement on Form S-8 (the "Registration Statement"), dated February 14, 1997 to be filed by the Company with the Securities and Exchange Commission in connection with the registration of the Shares.

We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation and By-Laws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company; and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth. In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.

Based on the foregoing, it is our opinion that when, as and if the Registration Statement shall have become effective pursuant to the provisions of the Act and the amendments to the Discretionary Plan have been approved by the Shareholders of the Company at the 1997 Annual Meeting, and the Shares shall have been duly issued and delivered in the manner contemplated by the Registration Statement and the Discretionary Plan, the Incentive Plan, and the Option Plan for the consideration determined in accordance with the Discretionary Plan and the Incentive Plan, respectfully. The Shares will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of New Jersey, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ PITNEY, HARDIN, KIPP & SZUCH
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Pitney, Hardin, Kipp & Szuch